EXHIBIT 10.6
LEASE AGREEMENT

Concluded between:

ACHAT REAL a.s.
Karlovo námestí 10
120 00 Praha 2

(Lessor)

and

Itonis CZ s.r.o.
(in foundation)

(Lessee)

Property:

Klimentská 1207/10
110 00 Praha 1

PART 1
OVERVIEW

1)	Lessor:
ACHAT REAL a.s.
with its registered office at Karlovo námestí 2097/10, Prague 2, CZ 120 00 identification number: 25697561
registered in the Commercial Register administered by the Municipal Court in Prague, Section B, Entry 5569
represented by Sebastien Dejanovski, the President of Board of Directors
- hereinafter referred to as “Lessor”.

2)	Lessee:
Itonis CZ s.r.o.
company in foundation according to the Notary Deed NZ 365/2005 with future registered office at Marákova 333/12, Prague 6 – Dejvice, CZ 120 00 represented by its founder, the company KENSHOU INC.
with its registered office at 502 E. John Street, Carson City, Nevada 89706, USA,
Identification number E0424532005-4, represented by Mgr. Tereza Klecková, attorney at law according to the power of attorney as of 18.10.2005
- hereinafter referred to as “Lessee”.

3)	Property:

An office on the Ground Floor as indicated on the appended plan with 126,40 sq. m. net office area plus 31,20 sq.m. share of the common areas, in total 157,60 sq.m., and 1 parking space, in the garage, hereinafter referred to as “Property”

Purpose of rent:	General Administration

4)	Payments under the Lease:

	a)	Rent
		Office	11,58 EUR per sq. m. and per month
		Parking	125,86 EUR per parking space per month
		Terrace	0,0 Euros

		TOTAL	1.950,87 EUR per month
b)

plus a Service Charge advance payment of EUR 3,10 per m2 and month as set out in Sec. 3 (4) of this Agreement. The total leaseable area of the building amounts to 4.090,97, and the Lessee’s share amounts to 3,85 % of the total area. There is no separate service charge for either terrace or parking. The cost for servicing these areas is included in Service Charge for the office.

	c)	plus VAT (Value Added Tax) at the statutory rate applicable at the time.

	d)	Basis for indexation as provided in Sec. 3 (3) of this Agreement is the Harmonized Index of Consumer Prices (MUICP) of EUROSTAT, basis 1996 = 100. The first index is the index figure for January 2006

e)

Deposit as provided in Sec. 10 of this Agreement: 3 (three) months rent in the event of monthly payment of the Rent, or 1 (one) quarter rent in the event of quarterly payment of the Rent, plus service charges and VAT (DPH).

5)	Commencement, Duration and End of Lease:

	a)	Commencement:	01.01.2006
	b)	Duration:	11 months
	c)	End:	30.11.2006

PART 2
TERMS and CONDITIONS

Sec. 1	Property

1)	The Lessor is the owner of the building Klimentská 1207/10, title sheet No. 1473, cadastral district Praha 1 - Nove Mesto.

2)	The Lessee has been provided with detailed information about the office block and the rented property in the form of the plans and description of the building before concluding this Lease Agreement.

3)

The Lessor lets to the Lessee, and the Lessee rents the Property by virtue of this Agreement as specified in Point 3 of the Overview of this Agreement in the condition to be brought about by the Lessor as set out in the contractual site plan appended to this Agreement as Schedule 1 and the description of the building and equipment and furnishings appended hereto as Schedule 2.

4)

The Lessee acknowledges and consents to the fact that the prior written consent of the Lessor shall be obtained before advertising panels, illuminated signs, large company signs etc. may be affixed in positions on the outside facade or inside the office block not intended for such purposes. If necessary, the consent of the authorities shall also be obtained for lettering on the outer façade.

5)	The Property may only be used by the Lessee for the purpose of rent specified in Point 3 of the Overview of this Agreement. An alteration to the use is expressly forbidden.

Sec. 2	Duration of Lease

1)

The Agreement is concluded for the number of years specified under Point 5 (b) of the Overview of this Agreement. It shall thus terminate on the date specified under Point 5 (c) of the Overview, without requiring any prior notice of termination.

Sec. 3	Payments under the Lease

1)	Summary

The monthly payments to be made by the Lessee shall consist of:

	a)	the Rent as agreed
	b)	the Service Charges as specified in Sec. 3 (4) below
	c)	the cost of electricity, heating and cooling according to Sec. 3 (6) below
	d)	the relevant Rent adjustments according to Sec. 3 (3) below
	e)	Value Added Tax at the applicable rate.

The monthly or quarterly Rent specified in Point 4 (a) of the Overview has been agreed by mutual consent between the contracting parties for the Property designated in Point 3 of the Overview. An alteration of the specified area by improvements or remodelling undertaken by the Lessee shall not cause an alteration of the agreed Rent.

2)	Payment Terms

The Rent shall be paid in EUR monthly in advance by the first day of the month for which the invoice is issued; by direct bank transfer into account No. 49021013/2700. The Lessor shall issue the respective invoice no later than on the 15th day of the preceding month. The 1st day of the preceding month is the date of taxable fulfillment for the purpose of VAT, and the official exchange rate EUR/CZK from this day shall be used. In case the official exchange rate EUR/CZK is not published on the date of taxable fulfillment (weekend, public holidays) the official exchange rate EUR/CZK published on the following working day shall be applied. The payment shall only be deemed to be made in good time if it is credited by the said date, and such timeliness shall not depend on the date of sending. In the event of a default in payment, the Lessee undertakes to pay to the Lessor default interest at the rate specified by law, plus all collection costs (including the costs of an attorney-at-law).

3)	Indexation

In order to maintain the value of the agreed Rent, the following indexation clause is agreed:

	-	The Rent shall be adjusted annually in accordance with the Harmonized Index of Consumer Prices (MUICP). This index is published by EUROSTAT and is based on the Index Figure in 1996 = 100.

	-	The basis for the calculation of the first adjustment is the Index Figure for the month and year as defined in Point 4 (d) of the Overview. The first adjustment shall be effected in January of the year following the conclusion of the Lease Agreement. All further adjustments in the following years will be based on the Index for the month of December.

	-	The adjustment of the Rent will be effected retrospectively once a year immediately after the Index Figure for the month of December has been published by EUROSTAT. The Rent shall increase in relation to the difference between the Index Figure for the month of December or the Index for the moth and year agreed in Point 4 (d) of the Overview (for the first adjustment of the Rent), and the previous Index Figure. However, the reduction of the rent below the level agreed in Point 4 (a) of the Overview is not admissible. The Lessor shall for verification purposes deliver to the Lessee the documents used for the calculation.

	-	The Lessee shall be obliged to accept the such calculated new Rent and shall henceforth pay the new Rent after the relevant invoice has been sent to the Lessee. The Lessee shall further be obliged to pay the arrears resulting from the delayed calculation (being the difference between the previous Rent and the calculated new Rent, for the months between the month of January of each year and the month in which the December index is published by EUROSTAT), within 14 days from the presentation of the relevant invoice.

	-	In the event of a discontinuation of the Index used for this Lease Agreement, the Index that replaces the said index, or such Index that most closely resembles the index used in this Agreement, shall be used for the calculation of the Rent adjustments.

4)	Service Charges

The agreed Rent contains no Service Charges of any kind. The Service Charges shall be understood as being all expenditure necessary for the administration, maintenance and operation of the contractual building and associated areas and facilities within the meaning of Law 116/1990, Sec. 5, Para. 3.

The Service Charges shall in particular comprise:

a)	costs for minor repairs, upkeep and maintenance to the building and the general technical facilities
b)	water and sewage fees
c)	costs for chimney-sweeping
d)	costs for sewage clearance and rubbish removal
e)	costs for power, heating and cooling where such concern the general parts (e.g., stairwells, indoor car-park, foyer/reception, etc.)
f)	energy costs for the ventilation of the building
g)	cultivation of green areas and flowers
h)	cleaning of the general parts and facilities in the building and the outside facilities (such as pavements, access ramps, etc.)
i)	façade cleaning and snow clearance
j)	costs of supervision and surveillance by day and night including usual superintendence of the building
k)

costs of appropriate and usual insurance (insurance for fire, third-party liability, water piping, electrical damage, storm damage, damage from lightning (direct and indirect), burglary and glass breakage)

l)	the fees imposed upon the property by the public authorities.

All the Service Charges shall be divided among all the Lessees in the building in the proportion that the area of the individual properties bears to the total of the areas of all rented properties. The area of all communal facilities and areas shall be ignored for the purpose of determining the total area. The basis for this calculation shall be the plans on which the utilisation approval is based.

If the Lessee does not make use of communal facilities, this shall not release him from the payment of his share of the costs.

In order to pay for the above annual Service Charges, the Lessee shall pay each month or quarter an advance payment (pursuant to Point 4 (b) of the Overview) to be determined on a yearly basis by the Lessor. The final settlement of accounts shall be carried out once a year, by the latest on June 30 of the following year. Any arrears shall be paid to the Lessor within 14 days of the date of notification.

Any credit accruing shall not be paid to the Lessee but shall be settled against the Rent payment due after the settlement of accounts in question.

All documents which constitute the basis for the calculation of the Service Charges may be inspected by the Lessee. Third-party costs shall be passed on to the Lessee without surcharge. The Lessor undertakes to contract with the most favourable supplier of the service in each case (as defined in this section), if such is legally possible and commercially reasonable.

5)	Retention

It is not allowed to set off counterclaims against the agreed Rent or to exercise any right of retention against the agreed Rent and secondary costs.

6)	Directly payable costs

The costs of electricity, heating and cooling for the rented Property shall be invoiced to the Lessee directly. Both electricity and heating/cooling shall be metered with separate meters for the whole of the ground floor and charged to the tenants proportionally. The lessee will be provided with two types of invoices a) final reconciliation invoice for the last period b) advance payments for subsequent period, both based on the invoice received from the provider of utility. It is not possible to set up a regular billing period since the utility providers are entitled to change the date of deduction of real consumption of utilities and subsequent final billing.

The Lessee shall have the right to verify the meter readings. The costs of electricity, heating and cooling shall be passed on to the Lessee without surcharge.

Value added tax will be charged in compliance with effective legal regulation.

Sec. 4	Condition of the Property, maintenance

1)

The Lessor undertakes to maintain the building and the rented Property in the agreed condition suitable for the usual use and to ensure the proper provision of the services. The Lessee undertakes to bear the costs associated with usual maintenance, as agreed in Sec. 3 (4).

2)	The Lessor shall bear the costs of maintaining the building substance. The Lessee undertakes to permit the Lessor to carry out such maintenance work.

3)

The Lessee shall without delay notify the Lessor of any need for repairs to be carried out by the Lessor, and to permit the execution of such and other necessary repairs, on pain of payment for the damage resulting from non-compliance with this obligation.

4)

Upon termination of the Lease, the Lessee shall return the Property cleaned, taking into account the normal wear and tear caused by normal use, but in any event capable of being used immediately for the stipulated purpose. Upon termination of the Lease, the Lessor shall be entitled at his discretion to insist that the investments, improvements etc. made by the Lessee after handover of the Property be left in the premises without compensation therefor, or that the original condition be established by the Lessee at his expense. In any event the Lessee shall remove advertising panels and the like at his own expense and establish the original condition.

Sec. 5	Use of the Property

1)

The Lessee is entitled to use the Property for the purposes specified in Sec. 1 (5). He undertakes to treat considerately and carefully, to maintain and return the Property and the equipment, furnishings and fixtures contained therein and the common facilities and equipment.

2)	The Lessee shall use the Property in compliance with all official regulations.

3)

The Lessee shall be liable for any damage caused to the Property or the building by himself, his employees, his suppliers, craftsmen acting on his instructions, customers and persons having business in his Property after the commencement of the Lease or, if the Property is handed over earlier, from the time of such handing over.

4)

The Lessee may only make structural alterations after obtaining the Lessor’s prior written consent valid for the specific individual case. The Lessee’s obligation to maintain the Property shall also extend to any such alterations made.

5)

If despite written notice the Lessee fails to meet his obligations under Secs. 4 and 5 (1) to (4), the Lessor shall be entitled to carry out the necessary work at the Lessee’s expense. In the event of imminent danger, or if the whereabouts of the Lessee are unknown, no notice shall be necessary.

6)	The Lessor shall be entitled to carry out repairs and structural alterations necessary for the proper maintenance and/or operation of the office building even without the Lessee’s consent.

7)

The Lessee shall not be entitled to derive any legal consequences from temporary defects and/or faults in the heating, ventilation and hot water systems, gas, lighting, sewage, power and water connections and the like, which were not caused by the Lessor (strike, force majeure and the like). Nevertheless, the Lessor undertakes to take every necessary step to rectify such matters immediately.

Sec. 6	Sub-letting

1)

The sub-letting of the Property or parts thereof to third parties shall be permitted with the Lessor’s prior written consent for a specific period, however at the longest up to the end of the tenancy as agreed in this Lease Agreement pursuant to Point 5 (c) of the Overview.

2)	The Lessee’s rights and obligations resulting from this Lease Agreement shall also extend to the party to whom the rented Property is sub-let.

Sec. 7	Premature termination of the Lease

1)	The Lessor and the Lessee shall be entitled to terminate the Lease prematurely subject to the provisions of Law 116/1990 Sec. 9, Paras. (2) and (3). The agreed notice period is 1 (one) month.

2)

If the Lease Agreement is terminated prematurely through fault on the part of the Lessee, and if the rented Property is empty following the Lessee’s departure or if it can only be re-let or sub-let for a lower rent, the Lessee or its owner shall compensate the losses thereby incurred, but only until the end of the agreed period of the Lease.

2)

The Lessor and the Lessee shall be entitled to terminate the Lease by means of a registered letter with immediate effect, if settlement proceedings or bankruptcy proceedings are commenced with respect to the other party’s assets, or if bankruptcy proceedings are dismissed for lack of assets.

Sec. 8	Insurances

1)	The Lessee undertakes to conclude a liability insurance with appropriate cover, to maintain such insurance for the duration of the Agreement and to present evidence of it to the Lessor on demand.

2)	The Lessor undertakes to conclude the usual insurances with appropriate cover, to maintain such insurances for the duration of the Agreement and to present evidence of them to the Lessee on demand.

Sec. 9	Access to the rented Property

The Lessor or his authorised agent shall be entitled to gain access to the rented Property during business hours after prior agreement upon the term :

a)	to inspect the condition of the rented Property;
b)	to show the Property to parties interested in a lease or purchase.

Sec. 10	Deposit and guarantees

1)

The Lessee undertakes to pay to the Lessor within 14 days after signature of this Agreement, but in any event before the Lessee takes over the rented Property, a deposit in cash to the amount specified in Point 4 (e) of the Overview, namely 8.708,77 EUR (eight thousand seven hundred eight euros and seventy-seven cents). If the deposit, in EUR form, has not been deposited by the start of the Lease as agreed in Point 5 (a) of the Overview to the account No. 49021013/2700 held by HVB Bank Czech Republic, a.s., the Lessor shall not be obliged to hand over the rented Property on the start of the Lease as agreed in Point 5 (a) of the Overview. This shall not affect the Lessee’s obligation to effect the payments agreed in Sec. 3 (1) to (6).

2)

This deposit shall serve to settle any claims for damages on the part of the Lessor and to cover the Lessee’s outstanding obligations with respect to the settlement of electricity, gas and telephone charges, as well as any Rent arrears, and such both during and after termination or expiration of the Agreement. If no such arrears shall have been incurred, the deposit shall be returned to the Lessee upon termination of the Agreement.

3)

If a claim is made upon the deposit in the course of the Agreement, the Lessee shall make up the difference to the Lessor within 14 days after demand therefor. It is hereby expressly agreed that the failure to replenish the deposit within the said time shall be deemed equivalent to the failure to pay the agreed Rent and shall therefore entitle the Lessor to terminate the Lease in accordance with Sec. 7 of this Agreement. These conditions concerning the replenishing or failure to replenish the cash deposit shall apply by analogy in the case of the provision of a bank guarantee.

4)

On the day of the signature of this Agreement, the Lessee shall deliver to the Lessor a statement of guaranty by its owner(s) that the latter shall guarantee the Lessee’s compliance with its obligations.

Sec. 11	Side agreements

No oral side agreements have been concluded in connection with this Lease Agreement. Any subsequent amendments or additions shall be invalid unless in writing.

Sec. 12	Validity of the Lease Agreement

1)	If any of the terms of this Agreement is invalid, this shall not affect the validity of the remaining terms.

2)	A successor in title with respect to the ownership of the company owning the building shall not affect the rights and obligations of the Lessee.

3)	A change of ownership of the Property shall not affect the Lease Agreement. Neither the Lessor nor the Lessee shall be entitled to terminate the Lease for such reason.

Sec. 13	Venue

Any disputes arising out of or in connection with this Lease Agreement that cannot be settled by negotiations between the Lessee and the Lessor shall be finally determined by three arbitrators at the Arbitration Tribunal of the Chamber of Commerce of the Czech Republic and the Chamber of Agriculture of the Czech Republic according to the rules thereof.

Sec. 14	Copies

This Agreement is drawn up in 2 (two) copies in English, each party receiving one copy. The schedules attached to the Agreement form an integral part of the Agreement.

In the event of a legal dispute, a translation into Czech shall be made by a certified translator.

Sec. 15	Deadlines

Any time limits that are imposed by virtue of the law or this Agreement shall be deemed to be complied with if proof can be presented that the relevant document was handed over to the postal authorities or delivered to the recipient against dated confirmation by 4:00 p.m. on the last day of the time limit at the latest.

If time limits end on a Saturday, Sunday, December 24, Good Friday or a public holiday, the relevant time limit shall be extended to the next working day.

Signed by both contracting parties on this 23 day of 12/ 2005, in Prague, Czech Republic.

The Lessor:                                                                                             The Lessee:

/s/ SEBASTIAN DEJANOVSKI                                                             /s/ TEREZA KLECKOVA
__________________________                                                      __________________________

ACHAT REAL a.s.                                                                                 Itonis CZ s.r.o.

SOPHOS
Law office
Tereza Kleckova, lawyer
Narodni 19/949, 110 00 Praha 1
Identification number:
66257514
Tax number: CZ7554260549

SCHEDULES
Schedule 1	Contractual site plan
Schedule 2	Description of the building and equipment and furnishings
Schedule 3	Company Register of Lessor
Schedule 4	Copy of Notary Deed NZ 366/2005